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May 8, 2007	Exhibit 5.1

Highwoods Realty Limited Partnership

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

Re:	Highwoods Realty Limited Partnership

5.85% Notes due 2017

Ladies and Gentlemen:

We have acted as legal counsel to Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), and Highwoods Properties, Inc., a Maryland corporation that is the sole general partner of the Operating Partnership (the “Company”), in connection with the filing by the Operating Partnership of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended, $400,000,000 aggregate principal amount of the Operating Partnership’s 5.85% Notes due 2017 (the “Exchange Notes”). The Exchange Notes will be issued under the Indenture, dated as of December 1, 1996, between the Operating Partnership, the Company, and U.S. Bank National Association (as successor in interest to Wachovia Bank, N.A.), as trustee (the “Indenture”), in exchange for the identical principal amount of any and all of the Company’s outstanding 5.85% Notes due 2017 (the “Outstanding Notes”). We are furnishing this opinion letter pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of the Commission’s Regulation S-K.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein, (ii) the Operating Partnership’s certificate of limited partnership and agreement of limited partnership, as amended to date, (iii) the Company’s amended and restated articles of incorporation and bylaws, as amended to date, (iv) records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter, (v) the Indenture, (vi) the officers’ certificate establishing the terms of the Outstanding Notes, dated as of March 22, 2007, (vii) the Registration Rights Agreement, dated as of March 22, 2007, by and among the Operating Partnership, the Company, Banc of America Securities LLC and Wachovia Capital Markets, LLC (the “Registration Rights Agreement”), (viii) the Form T-1 of U.S. Bank National Association filed as an exhibit to the Registration Statement, (ix) the form of the Exchange Notes and (x) other documents that we deemed appropriate to render the opinion set forth herein. As to various questions of fact material to our opinion, we have relied upon certificates of, or communications with, officers of the Company and others.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Highwoods Realty Limited Partnership

May 8, 2007

Page Two

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been executed and authenticated pursuant to the terms of the Indenture (including execution and delivery of an appropriate officers’ certificate) and issued and delivered in exchange for Outstanding Notes in accordance with the terms of the Registration Rights Agreement, the Registration Statement and the Indenture, the Exchange Notes will constitute legal, valid and binding obligations of the Operating Partnership; provided that (a) this opinion, is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity); and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

Our opinions set forth above are subject to the following general qualifications and assumptions:

1.	The foregoing opinions are rendered as of the date hereof. We assume no obligation to update or supplement the opinions if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinions.

2.	We have made no investigation as to, and we express no opinion concerning, any laws other than the laws of the State of North Carolina, the laws of the State of New York, the Maryland General Corporation Law, applicable provisions of the Constitution of the State of Maryland, reported judicial decisions interpreting the Maryland General Corporation Law and such applicable provisions of such Constitution, and we do not express any opinion herein concerning any other laws.

3.	Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland, New York or North Carolina or any other jurisdiction.

4.	Our opinions are limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

Highwoods Realty Limited Partnership

May 8, 2007

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

/s/ DLA PIPER US LLP